Exhibit 99.1

Reference in this offering memorandum to “Sierra Pacific,” “we,” “our” and “us,” refer to Sierra Pacific Resources, a Nevada corporation, and not Sierra Pacific Resources and its subsidiaries on a consolidated basis. Nevada Power Company and Sierra Pacific Power Company are referred to in this offering memorandum as “NPC” and “SPPC,” respectively, and together as the “Utilities.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this offering memorandum includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “objective” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, those described in the “Risk Factors” section of this offering memorandum beginning on page 6 and the following:

•	whether Nevada Power Company’s (“NPC”) ability to pay us dividends will be restored in the near future, and whether Sierra Pacific Power Company (“SPPC,” and together with NPC, the “Utilities”) will be able to continue to pay us dividends under the terms of its financing agreements and/or restated articles of incorporation;

•	unfavorable rulings in rate cases previously filed and to be filed by the Utilities with the Public Utilities Commission of Nevada (the “PUCN”), including the periodic applications to recover costs for fuel and purchased power that have been recorded by the Utilities in their deferred energy accounts and deferred natural gas recorded by SPPC for its gas distribution business;

•	our ability and the ability of the Utilities to access the capital markets to support their requirements for working capital, including amounts necessary to finance deferred energy costs, construction costs and the repayment of maturing debt, particularly in the event of additional unfavorable rulings by the PUCN, a further downgrade of our current debt ratings or the current debt ratings of either or both of the Utilities and/or adverse developments with respect to the Utilities’ power and fuel suppliers;

•	whether the PUCN will issue favorable orders in a timely manner to permit the Utilities to borrow money and issue additional securities to finance the Utilities’ operations and to purchase power and fuel necessary to serve their respective customers, and whether such orders contain restrictions on the Utilities’ ability to pay us dividends;

•	whether suppliers, such as Enron, which have terminated their power supply contracts with NPC and/or SPPC will be successful in pursuing their claims against the Utilities for liquidated damages under their power supply contracts, and whether Enron will be successful in its lawsuit against the Utilities;

•	whether the Utilities will be able to maintain sufficient stability with respect to their liquidity and relationships with suppliers to be able to continue to operate outside of bankruptcy;

•	whether current suppliers of purchased power, natural gas or fuel to the Utilities will continue to do business with the Utilities or will terminate their contracts and seek liquidated damages from the respective Utility;

•	whether the Utilities will need to purchase additional power on the spot market to meet unanticipated power demands (for example, due to unseasonably hot weather) and whether suppliers will be willing to sell such power to the Utilities in light of their weakened financial condition;

•	wholesale market conditions, including availability of power on the spot market, which affect the prices the Utilities have to pay for power as well as the prices at which the Utilities can sell any excess power;

•	the outcome of the Utilities’ pending lawsuits in Nevada state court seeking to reverse portions of the PUCN’s orders denying the recovery of deferred energy costs, including the outcome of petitions filed by the Bureau of Consumer Protection of the Nevada Attorney General’s Office seeking additional disallowances;

•	whether the Utilities will be able, either through Federal Energy Regulatory Commission (“FERC”) proceedings or negotiation, to obtain lower prices on their longer-term purchased power contracts entered into during 2000 and 2001 that are priced above current market prices for electricity;

•	the effect of a non-binding advisory question, which was included on the ballot in Clark County, Nevada in November 2002 and was approved by a 57% to 43% vote, asking voters whether “the Nevada Legislature should take appropriate action to enable the electrical energy provider for southern Nevada to be a locally controlled, not for profit public utility;

•	the outcome of the proposal by the Southern Nevada Water Authority to enter into negotiations to acquire NPC;

•	the effect that any future terrorist attacks, wars or threats of war may have on the tourism and gaming industries in Nevada, particularly in Las Vegas, as well as on the economy in general;

•	unseasonable weather and other natural phenomena, which can have potentially serious impacts on the Utilities’ ability to procure adequate supplies of fuel or purchased power to serve their respective customers and on the cost of procuring such supplies;

•	industrial, commercial and residential growth in the service territories of the Utilities;

•	the loss of any significant customers;

•	the effect of existing or future Nevada, California or federal legislation or regulations affecting electric industry restructuring, including laws or regulations which could allow additional customers to choose new electricity suppliers or change the conditions under which they may do so;

•	changes in the business of major customers, particularly those engaged in gold mining or gaming, which may result in changes in the demand for services of the Utilities, including the effect on the Nevada gaming industry of the opening of additional Indian gaming establishments in California and other states;

•	changes in environmental regulations, tax or accounting matters or other laws and regulations to which the Utilities are subject;

•	future economic conditions, including inflation or deflation rates and monetary policy;

•	financial market conditions, including changes in availability of capital or interest rate fluctuations;

•	unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs; and

•	employee workforce factors, including changes in collective bargaining unit agreements, strikes or work stoppages.

Other factors and assumptions not identified above may also have been involved in deriving these forward-looking statements, and the failure of those other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements.

RISK FACTORS

You should consider carefully all of the information included and incorporated by reference in this offering memorandum before deciding to invest in the notes. See “Where You Can Find More Information.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that we currently believe to be less significant may also adversely affect us.

Risks Relating to Us and Our Business

If we are precluded from receiving dividends from our subsidiaries, particularly NPC, we may be unable to continue outside of bankruptcy.

We are a holding company with no significant operations of our own. Our cash flows are substantially derived from dividends paid to us by our subsidiaries, particularly NPC and SPPC, which are typically utilized to service our debt and pay dividends on our common stock, with the balance, if any, reinvested in our subsidiaries as contributions to capital. NPC is currently precluded from paying dividends to us under its first mortgage indenture and pursuant to an order of the PUCN. If NPC’s dividend restrictions are not eliminated or restructured, or if SPPC ceases to be able to pay us dividends under the terms of its financing agreements and/or its restated articles of incorporation, we would likely not be able to continue to operate outside of bankruptcy.

We have a substantial amount of indebtedness maturing through 2007 that we may be required to refinance. The failure to refinance our indebtedness would have an adverse effect on us.

We have a substantial amount of debt and other obligations maturing through 2007 including, but not limited to: approximately $191 million of our unsecured Floating Rate Notes due April 20, 2003; $300 million of our unsecured 8¾% Senior Notes due 2005; and $240 million of our unsecured 7.93% Senior Notes due 2007. If we do not have sufficient funds from dividends to repay our indebtedness at maturity, we will have to refinance the indebtedness through additional financings in private or public offerings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on the refinanced debt, the increase in interest expense associated with the refinancing could adversely affect our cash flow, and, consequently, the cash available for payments on our indebtedness, including payments in respect of the notes. If we are unable to repay our indebtedness as it matures, we may not be able to continue to operate outside of bankruptcy.

Recent events have significantly adversely affected our liquidity. Further downgrades of our credit ratings could limit our access to the capital markets.

On March 29, 2002, the PUCN issued a decision in NPC’s deferred energy rate case disallowing $434 million of its request to recover deferred purchased power and fuel costs through rate increases to its customers. Following this decision by the PUCN, each of Standard & Poor’s Rating Services and Moody’s Investor Service, Inc. lowered our unsecured debt ratings to below investment grade. As a result of these downgrades, our ability to access the capital markets to raise funds to service our debt obligations and refinance our maturing debt as it becomes due has become severely limited. Currently, the rating agencies have our credit ratings on “watch negative” or “possible downgrade.” Any future downgrades will further increase our cost of capital and further limit our access to the capital markets. In the event that our financial condition does not improve or becomes worse, we may have to consider other options including the possibility of seeking protection in a bankruptcy proceeding.

If NPC and SPPC do not receive favorable rulings in the deferred energy applications that they file with the PUCN and they are unable to recover their deferred purchased power and fuel costs, we will experience an adverse impact on cash flow and earnings. Any significant disallowance of deferred energy charges in the future could make our ability to operate outside of bankruptcy uncertain.

The rates that NPC and SPPC charge their customers and certain aspects of their operations are subject to the regulation of the PUCN, which significantly influences their operating environment and affects their ability to recover costs from their customers. Under Nevada law, purchased power and fuel costs in excess of those included in base rates are deferred as an asset on their balance sheets and are not shown as an expense until recovered from their retail customers. NPC and SPPC are required to file deferred energy applications with the PUCN at least once every twelve months so that the PUCN may verify the prudence of the energy costs and allow them to clear their deferred energy accounts. Nevada law also requires the PUCN to act on these cases within a specified time period. Any of these costs determined by the PUCN to have been imprudently incurred cannot be recovered from the Utilities’ customers. On November 30, 2001, NPC filed a deferred energy application with the PUCN that sought to clear $922 million of its purchased fuel and power costs accumulated between March 1, 2001 and September 30, 2001 from its deferred energy accounts. On March 29, 2002, the PUCN ruled on NPC’s deferred energy application and disallowed the recovery of $434 million of its deferred purchased fuel and power costs. As a result of the disallowance, the credit ratings on our debt and the Utilities’ debt decreased to below investment grade. On May 28, 2002, the PUCN issued a decision on SPPC’s deferred energy application, which was filed with the PUCN on February 1, 2002, disallowing $53 million of SPPC’s deferred purchased fuel and power costs. We are unable to predict how the PUCN will rule in pending or future deferred energy applications filed by NPC and SPPC.

Future unfavorable rulings by the PUCN in pending or future rate cases and deferred energy applications, including deferred energy applications that were filed on November 14, 2002 by NPC and January 14, 2003 by SPPC, could have a further adverse impact on our business and results of operations, and could make our ability to repay the notes and to continue to operate outside of bankruptcy uncertain.

If the power suppliers who terminated their deliveries to NPC and SPPC succeed in their claims against the Utilities for liquidated damages under their terminated power supply contracts or in requiring that the Utilities pay the amount of such claims pending final resolution of these claims, it could make our ability to operate outside of bankruptcy uncertain.

In early May of 2002, Enron Power Marketing Inc. (“Enron”), Morgan Stanley Capital Group, Inc. (“MSCG”), Reliant Energy Services, Inc. and several smaller suppliers terminated their power deliveries to NPC and SPPC. These terminating suppliers asserted their contractual right under the Western Systems Power Pool Agreement (“WSPPA”) to terminate deliveries based upon the Utilities’ decisions not to provide adequate assurance of their performance under the WSPPA to any of their suppliers. Each of these terminating suppliers has asserted, or has indicated that it will assert, a claim for liquidated damages against NPC and SPPC under the terminated power supply contracts.

On June 5, 2002, Enron filed suit in its bankruptcy case in the Bankruptcy Court for the Southern District of New York asserting claims for liquidated damages related to the termination of its power supply agreements with NPC and SPPC of approximately $216 million and $93 million, respectively. The Utilities filed claims in the Bankruptcy Court alleging, among other things, that they were fraudulently induced to enter into the agreements with Enron. Enron’s claims are also subject to the Utilities’ defense, as raised in their motions to dismiss and/or to stay all proceedings, that such claims are already at issue in the Federal Energy Regulatory Commission (“FERC”) proceeding against Enron and others under Section 206 of the Federal Power Act challenging the contract prices of the terminated power supply agreements. Enron initially filed a motion for partial summary judgment to require the Utilities to make immediate payment of the full amount of Enron’s claim, pending final resolution of the lawsuit. Enron subsequently filed another motion for summary judgment seeking final payment of its damages claim. On December 19, 2002, the federal bankruptcy court judge overseeing Enron’s bankruptcy case rendered a decision that required NPC and SPPC to pay approximately $17.7 million and $6.7 million, respectively, into escrow for power previously delivered to them by Enron under their terminated power contracts. The Utilities have made these payments as required. The judge deferred rendering a decision with respect to Enron’s claims for termination payments for undelivered power allegedly due under the terminated contracts of $200 million for NPC and $87 million for SPPC until an unspecified date in the future. At this time, we cannot predict the outcome of a decision in this matter. An adverse decision on Enron’s motion for summary judgment or an adverse decision in the lawsuit would have a material adverse effect on our financial condition and liquidity and would render our ability to continue to operate outside of bankruptcy uncertain.

On September 5, 2002, MSCG filed a Demand for Arbitration pursuant to the mediation and arbitration procedures of the WSPPA seeking a termination payment from NPC of approximately $25 million under their terminated power supply agreement with NPC. Arbitration proceedings are currently scheduled to commence on February 19, 2003. If this claim is not resolved by arbitration, we expect that MSCG will commence a lawsuit against NPC to recover liquidated damages under the terminated contract.

On September 30, 2002, El Paso Merchant Energy Group (“EPME”) notified NPC that it was terminating power deliveries to NPC. On October 8, 2002, NPC received a letter from EPME seeking a termination payment of approximately $36 million with respect to the terminated WSPPA transactions.

Moreover, other terminating power suppliers may bring claims against the Utilities for liquidated damages under their terminated power supply contracts. Adverse decisions with respect to such existing and potential claims, including any requirement to pay or provide security in the amount of the alleged liquidated damages, may adversely affect our cash flow, liquidity and financial condition and may render our ability to operate outside of bankruptcy uncertain.

NPC and SPPC rely on purchased power counterparties to sell power to them for a significant portion of the power for their operations. If the Utilities’ financial position does not improve or worsens, they may face increasing difficulty obtaining power necessary for their operations.

Historically, NPC and SPPC have purchased a significant portion of the power that they sell to their customers from power suppliers. If their credit ratings do not improve or are further downgraded, they may experience considerable difficulty entering into new power supply contracts, and to the extent that they must rely on the spot market, they may experience difficulty obtaining such power from suppliers in the spot market in light of their weakened financial condition. Any difficulty securing their purchased power requirements could have a material adverse effect on their ability to provide power, their operations and their financial condition.

In light of the Utilities’ current financial condition, some of their current suppliers have indicated that they are unwilling to sell the Utilities power under traditional payment terms. If these suppliers or future suppliers do not sell the Utilities power under traditional payment terms, NPC and SPPC may have to pre-pay their power requirements. If they do not have sufficient funds or access to liquidity to pre-pay their power requirements, particularly for NPC at the onset of the summer months, and are unable to obtain power through other means, their business, operations and financial condition will be adversely affected and our ability to continue operations outside of bankruptcy may be jeopardized.

NPC and SPPC have a significant amount of indebtedness that they may be required to refinance. The failure to refinance any of their indebtedness or to obtain regulatory approval to refinance their indebtedness would have an adverse effect on our operations and financial condition.

If NPC and SPPC do not have sufficient funds to repay their indebtedness at maturity or otherwise, they will have to refinance the indebtedness through additional debt financings in private or public offerings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on the refinanced debt, the increase in interest expense associated with the refinancing could adversely affect our cash flow, and, consequently, the cash available for payments on our indebtedness, including payments in respect of the notes. If the Utilities are unable to refinance or extend outstanding borrowings on commercially reasonable terms, or at all, they may have to:

•	reduce or delay capital expenditures planned for replacements, improvements and expansions; and/or

•	dispose of assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from their operating activities.

We cannot assure you that they could effect or implement any of these alternatives on satisfactory terms, if at all. If they are unable to refinance their indebtedness, we may not be able to continue to operate outside of bankruptcy.

NPC and SPPC must obtain regulatory approval in Nevada in order to borrow money or to issue securities and will therefore be dependent on the PUCN to issue favorable orders in a timely manner to permit them to finance their operations and to purchase power and fuel necessary to serve their customers. We cannot assure you that the PUCN will issue such orders or that such orders will be issued on a timely basis.

NPC and SPPC may not be able to mitigate fuel and wholesale electricity pricing risks which could result in unanticipated liabilities or increased volatility in our earnings.

NPC’s and SPPC’s business and operations are subject to changes in purchased power prices and fuel costs that may cause increases in the amounts they must pay for power supplies on the wholesale market and the cost of producing power in their generation plants. As evidenced by the western utility crisis that began in 2000, prices for electricity, fuel and natural gas may fluctuate substantially over relatively short periods of time and expose NPC and SPPC to significant commodity price risks.

Among the factors that could affect market prices for electricity and fuel are:

•	prevailing market prices for coal, oil, natural gas and other fuels used in generation plants, including associated transportation costs, and supplies of such commodities;

•	changes in the regulatory framework for the commodities markets that they rely on for purchased power and fuel;

•	liquidity in the general wholesale electricity market;

•	the actions of external parties, such as the FERC or independent system operators, that may impose price limitations and other mechanisms to address some of the volatility in the western energy markets;

•	weather conditions impacting demand for electricity or availability of hydroelectric power or fuel supplies;

•	union and labor relations;

•	natural disasters, wars, embargoes and other catastrophic events; and

•	changes in federal and state energy and environmental laws and regulations.

As a part of the Utilities’ risk management strategy, they routinely enter into contracts to hedge their exposure to the commodity-related risks listed above; however, they do not always hedge the entire exposure of their operations from commodity price volatility. To the extent that open positions exist, fluctuating commodity prices could have a material adverse effect on their ability to operate and, consequently, on our financial condition.

Changes in the Utilities’ regulatory environment and recent events in the energy markets that are beyond their control may significantly affect our financial condition, results of operations or cash flows.

As regulated public utilities, NPC’s and SPPC’s rates and operations are subject to regulation by various state and federal regulators as well as the actions of state and federal legislators. As a result of the western energy crisis during 2000 and 2001, the financial troubles of certain energy companies, including NPC and SPPC, and the general movements toward electric industry restructuring and deregulation, the regulatory environment in which they operate has become increasingly uncertain. Steps taken and being considered at the federal and state levels continue to change the structure of the electric industry and utility regulation.

At the federal level, the FERC has been mandating changes in the regulatory framework in which transmission-owning public utilities operate. On July 31, 2002, FERC issued a Notice of Proposed Rulemaking (Docket No. RM01-12-000) that would require, among other things, that (1) all transmission-owning utilities transfer control of their transmission facilities to an independent transmission provider; (2) transmission service to bundled retail customers be provided under the FERC-regulated transmission tariff, rather than state-mandated terms and conditions; and (3) new terms and conditions for transmission service be adopted nationwide, including new provisions for pricing transmission in the event of transmission congestion. If adopted as proposed, the rules would materially alter the manner in which the Utilities’ own and operate their transmission services.

The PUCN has jurisdiction, granted by the Nevada Legislature, over NPC’s and SPPC’s rates, standards of service, generation and certain distribution facilities, accounting, issuance of securities, as well as other aspects of their operations. The Nevada Legislature and the PUCN could pass measures that could affect retail competition in Nevada, affect the prices that the Utilities charge for electricity, impact the impairment and writedown of certain of the Utilities’ assets, including generation-related plant and net regulatory assets, reduce the Utilities’ profit margins and increase the costs of the Utilities’ capital and operations expenses. Prior to the onset of the western utility crisis, the Nevada Legislature and the PUCN had mandated that the Utilities sell their electric generation assets and prepare for retail competition in Nevada. AB 369, which was passed into law on April 18, 2001, halted the movement towards deregulation of the Nevada electric industry by repealing all statutes authorizing retail competition, by voiding any license issued to alternative sellers of electricity and by placing a moratorium on the sale of generation assets by electric utilities. We cannot predict how future actions by the PUCN or future legislation passed in Nevada will affect NPC’s or SPPC’s results of operations, cash flows or financial condition.

As a result of the western energy crisis during 2000 and 2001, the volatility of natural gas prices in North America, the bankruptcy filings by Enron Corporation and Pacific Gas and Electric, and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility businesses have generally been under an increased amount of scrutiny by public, state and federal regulators, the capital markets and the rating agencies. We cannot predict or control what effect these types of events or future actions of regulatory agencies in response to such events in the energy markets may have on our business or the Utilities’ operations or our collective access to the capital markets.

The Utilities are subject to numerous environmental laws and regulations that may increase our cost of operations, impact or limit our business plans, or expose us to environmental liabilities.

The Utilities are subject to extensive federal, state and local statutes, rules and regulations relating to environmental protection. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and may be enforced by both public officials and private individuals. We cannot predict the outcome or effect of any action or litigation that may arise from applicable environmental regulations.

In addition, either of the Utilities may be required to be a responsible party for environmental clean up at sites identified by environmental agencies or regulatory bodies. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties. Environmental regulations may also require us to install pollution control equipment at, or perform environmental remediation on, our facilities.

Existing environmental regulations may be revised or new regulations may be adopted or become applicable to us. For example, the laws governing air emissions from coal-burning plants are being re-interpreted by federal and state authorities which could result in the imposition of substantially more stringent limitations on emissions than those currently in effect. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, could have a material adverse effect on our financial condition and results of operations particularly if those costs are not fully recoverable from our customers.

Furthermore, we may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities the cost of installing the necessary equipment may cause us to shut down those generation units.

Our operating results will likely fluctuate on a seasonal and quarterly basis.

Electric power generation is generally a seasonal business. In many parts of the country, including our service areas, demand for power peaks during the hot summer months, with market prices also peaking at that time. As a result, our operating results in the future will likely fluctuate substantially on a seasonal basis. In addition, we have historically sold less power, and consequently earned less income, when weather conditions in our service areas are milder. Unusually mild weather in the future could diminish our results of operations and harm our financial condition.

Terrorism and the uncertainty of war may harm our future growth and operating results.

The growth of our business depends in part on continued customer growth and tourism demand in the Las Vegas portion of our service area. Changes in consumer preferences or discretionary consumer spending in the Las Vegas portion of our service area could harm our business. The terrorist attacks of September 11, 2001 had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. Although activity levels in the Las Vegas area have recovered significantly in recent months, we cannot predict the extent to which future terrorist and war activities in the United States and elsewhere may affect us, directly or indirectly. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm the businesses in and the continued growth of the Las Vegas portion of our service area, which could harm our business and results of operations.

The long-range impact that the September 11, 2001 terrorist attacks may have on the energy industry in general, and on us in particular, is not predictable at this time. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our business in unpredictable ways, including disruptions of fuel supplies and markets, and the possibility that our infrastructure facilities (which includes our pipelines, production facilities, and transmission and distribution facilities) could be direct targets or indirect casualties of an act of terror.

Risks Relating to the Notes

The notes will be junior to any secured debt that we may issue in the future and will be effectively subordinated to the liabilities of our subsidiaries. Common stock issued on conversion of the notes will be junior to all of our debt and to the liabilities of our subsidiaries.

Notes

The notes will be unsecured, except for a limited amount of collateral consisting of $                   million of U.S. government securities which are intended to provide security for the notes for the first two and one-half years and which we expect to use to pay the first five scheduled interest payments on the notes when due. Accordingly, the notes will be junior to any secured debt that we may issue in the future.

Due to the holding company structure, our obligations with respect to the notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, holders of the notes will have a junior position to the claims of our subsidiaries’ creditors, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and the preferred stockholders of our subsidiaries. As of September 30, 2002, our subsidiaries had approximately $2.97 billion of outstanding debt and our subsidiary, SPPC, had $50 million stated value of preferred stock outstanding. Although the Utilities are parties to agreements that limit the amount of additional indebtedness they may incur, the Utilities retain the ability to incur substantial additional indebtedness and other liabilities.

Also as a result of the holding company structure, our ability to pay the principal of and interest and premium, if any, on the notes will depend on the earnings and cash flows of our subsidiaries and their ability to pay dividends or to advance or repay funds to us. As discussed under “Risks Relating to Us and Our Business”, each of the Utilities is subject to regulatory restrictions and to covenants in financing agreements that place significant limitations on the amount of dividends they may pay to us or impose other material conditions regarding the payment of dividends. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to make any funds available for such payment.

Common Stock

Any shares of common stock that are issued upon conversion of the notes will be, by definition, junior to claims of our creditors and to the claims of the creditors of our subsidiaries. In addition, we will not be able to pay dividends on our common stock until after we have satisfied our debt obligations. Moreover, the payment of dividends on our common stock will depend on the earnings and cash flows of our subsidiaries and on their ability to pay dividends or to advance or repay funds to us. Even if funds are received from our subsidiaries, our board of directors will periodically review our dividend policy and, before declaring any dividend, will consider factors that ordinarily affect dividend policy, such as earnings, cash flow, estimates or future earnings and cash flow, business conditions, regulatory factors, our financial condition and other matters. In recent quarters, our board of directors has determined not to pay a dividend on our common stock, and we cannot assure you that dividends will be paid in the future or, if paid, that the dividends will be at the same amount or with the same frequency as in the past.

The trading markets for the notes are subject to uncertainties and may be illiquid.

It is impossible to predict how the notes will trade in the secondary market or whether the market for the notes will be liquid or illiquid. The notes will be a class of new securities. There is currently no secondary market for the notes to be issued in this offering, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their notes in that market at attractive prices or at all, or whether any such market, if it develops, will continue.

The trading prices for the notes will be directly affected by the trading price of our common stock and the market price for our common stock is uncertain.

The trading prices of the notes in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Numerous factors influence the trading price of our common stock. These factors may include changes in our financial condition, results of operations and prospects and complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which our common stock is traded and the market segments of which we are a part.

The market for our common stock likely will influence, and be influenced by, any market that develops for the notes. For example, investors’ anticipation of the distribution into the market of substantial amounts of common stock upon the conversion of the notes, could depress the price of our common stock and increase its volatility.

Except for the dividend protection payments that you will be entitled to as a holder of the notes, you will have no rights as a common stockholder and you may be negatively affected by some changes made with respect to our common stock.

Until you acquire common stock upon the conversion of your notes, you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive dividends or other distributions on the common stock (other than dividend protection payments that you will be entitled to as a holder of the notes). You will, however, be subject to all changes affecting the common stock. Upon conversion of the your notes, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the applicable record date occurs after the conversion date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date on which you surrender your notes for conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may be unable to pay the cash payment component of the conversion price.

We are required, under the terms of the notes, at any time when the shareholder approval requirement has not been satisfied, to pay a portion of the conversion price in cash. In such a situation, we cannot assure you that we would have sufficient funds to pay the cash payment component of the conversion price.

We may be unable to repurchase the notes if we experience a Change of Control.

Holders of notes may require us to repurchase all or a portion of their notes if we experience a Change of Control. Our failure to make a required purchase of notes upon a Change of Control will result in an event of default under the notes. If a Change of Control were to occur, we cannot assure you that we would have sufficient funds to make the required purchases of notes, or that restrictions in our other indebtedness would not restrict us from making such purchases. We expect that we would require additional financing from third parties to fund any such purchases, but we cannot assure you that we would be able to obtain such financing.

RECENT DEVELOPMENTS

Power Supply Disputes

In early May of 2002, Enron Power Marketing Inc. (“Enron”), Morgan Stanley Capital Group, Inc. (“MSCG”), Reliant Energy Services, Inc. and several smaller suppliers terminated their power deliveries to NPC and SPPC, exercising their contractual right under the Western Systems Power Pool Agreement (“WSPPA”) to terminate deliveries based upon the Utilities’ decision not to provide adequate assurances of their performance under the WSPPA to any of their suppliers. Each of these terminating suppliers has asserted, or has indicated that it will assert, a claim against the Utilities for liquidated damages.

On June 5, 2002, Enron filed suit in its bankruptcy case in the Bankruptcy Court for the Southern District of New York asserting claims for liquidated damages related to the termination of its power supply agreements with the Utilities of approximately $216 million and $93 million against NPC and SPPC, respectively. NPC and SPPC have both filed claims in the Bankruptcy Court alleging, among other things, that NPC and SPPC were fraudulently induced to enter into the agreements with Enron. Enron’s claims are also subject to the Utilities’ defense, as raised in the Utilities’ motions to dismiss and/or to stay all proceedings, that such claims are already at issue in the Utilities’ FERC proceeding (described below) against Enron and others under Section 206 of the Federal Power Act challenging the contract prices of the terminated power supply agreements. Enron initially filed a motion for partial summary judgment to require the Utilities to make immediate payment of the full amount of Enron’s claim, pending final resolution of the lawsuit. Enron subsequently filed another motion for summary judgment seeking final payment of its damages claim. On December 19, 2002, the federal bankruptcy court judge overseeing Enron’s bankruptcy case rendered a decision requiring NPC and SPPC to pay approximately $17.7 million and $6.7 million, respectively, into escrow for power previously delivered to the Utilities by Enron under their terminated power contracts. The judge deferred rendering a decision with respect to Enron’s claims for termination payments for undelivered power allegedly due under the terminated contracts of $200 million for NPC and $87 million for SPPC until an unspecified date in the future. At this time, the outcome of a decision in this matter cannot be predicted. An adverse decision on Enron’s motion for summary judgment or an adverse decision in the lawsuit would have a material adverse effect on the financial condition and liquidity of Sierra Pacific and the Utilities and would render their ability to continue to operate outside of bankruptcy uncertain.

On September 5, 2002, MSCG filed a Demand for Arbitration pursuant to the mediation and arbitration procedures of the WSPPA seeking a termination payment from NPC of approximately $25 million under its terminated power supply agreement with NPC. Arbitration proceedings are currently scheduled to commence on February 19, 2003. If this claim is not resolved by arbitration, NPC expects that MSCG will commence a lawsuit to recover liquidated damages under the terminated contract.

On September 30, 2002, El Paso Merchant Energy Group (“EPME”) notified NPC that it was terminating all transactions entered into with NPC under the WSPPA. On October 8, 2002, NPC received a letter from EPME seeking a termination payment of approximately $36 million with respect to the terminated WSPPA transactions. NPC disagrees with EPME’s calculation and expects that net gains and losses relating to the terminated transactions will result in a net payment due to NPC.

On December 19, 2002, FERC Administrative Law Judge (“ALJ”) Carmen Cintron issued an order dismissing the complaints NPC and SPPC had filed against ten of their major electric energy suppliers under Section 206 of the Federal Power Act. The Utilities’ complaints had requested that the FERC reduce the price of electric power for certain contracts they entered into in 2001 for deliveries in the summer of 2002 and thereafter because the contract prices are unjust and unreasonable. The Utilities have already paid the full contract price for all power actually delivered by these suppliers, but are contesting and will continue to contest claims made by those suppliers, including Enron, that terminated their contracts with them. The ALJ stated that the Utilities’ complaints did not meet the public interest standard burden of proof, which she believed applied to the reformation of the Utilities’ contracts. The Utilities filed a brief on January 28, 2003 with the full FERC taking exception to the ALJ’s findings. The full FERC is not expected to issue a final ruling on the matter until May 31, 2003.

Deferred Energy Filings

On November 14, 2002, NPC filed applications with the PUCN to recover $425 million (which amount includes $229 million owed to NPC’s terminated suppliers) in deferred energy costs as well as certain conservation costs. The combined filings requested a decrease of approximately $81 million in annual cost recovery and an overall average 5.3% decrease in NPC’s rates. Subject to PUCN approval, the rate reductions could go into effect on or before mid-May 2003.

On January 14, 2003, SPPC filed applications with the PUCN to recover $101 million (which amount includes $82 million owed to SPPC’s terminated suppliers) of its deferred energy costs as well as certain conservation costs. The combined filings request an increase of less than one-tenth of 1% in SPPC’s overall rates. A decision by the PUCN on the combined filings could go into effect on or before mid-June 2003.

Recent Operating Results

For the year ended December 31, 2002, we reported a net loss of approximately $307.5 million, or $(3.01) per share. Excluding the impact of the write-off of $527 million of the Utilities’ disallowed deferred energy costs, we would have recorded net income of approximately $35 million for 2002. In the fourth quarter of 2002, we had a loss of $39.5 million, or $(.39) per share, due to milder-than-normal weather, higher interest expense and non-recurring charges. NPC and SPPC recorded losses of $19 million and $5.5 million, respectively, for the fourth quarter of 2002.

Other

On December 30, 2002, we announced that Richard K. Atkinson, who previously served as our Vice President, Investor Relations and Treasurer, had been named our Vice President and Chief Financial Officer. On January 22, 2003, we announced that Michael W. Yackira has been named our Executive Vice President, Strategy and Policy. John Young, NPC’s Senior Vice President, Energy Supply has resigned from his position, effective February 28, 2003.

In January 2003, we acquired $8,750,000 aggregate principal amount of our Floating Rate Notes due April 20, 2003 in exchange for 1,295,211 shares of our common stock, in two privately-negotiated transactions exempt from the registration requirements of the Securities Act.

On February 5, 2003, we acquired 2,095,650 of our Premium Income Equity Securities (“PIES”), including approximately $104.8 million of our 7.93% Senior Notes due 2007 that are a component of the PIES, in exchange for 13,662,393 shares of our common stock, in five privately-negotiated transactions exempt from the registration requirements of the Securities Act.

BUSINESS

Sierra Pacific Resources engages primarily in the power and energy businesses through several regulated subsidiaries. Sierra Pacific Resources completed a merger with NPC in July 1999, combining the two largest regulated electric utility companies in the state of Nevada. Today, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately 1.04 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California. We are among the fastest growing utilities in the United States in terms of electric customers and MWh sales, having added approximately 44,000 new electric customers per year for                    years. Following the completion of the Centennial and Falcon/Gonder transmission projects, we will rank among the top 10 largest transmission companies in the United States in terms of total assets. In addition to NPC and SPPC, we also operate several non-regulated businesses.

Our Subsidiaries

Nevada Power Company, a wholly owned subsidiary of Sierra Pacific Resources, is a public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in southern Nevada. NPC has a total generating capacity of 1,964 megawatts of coal and natural gas/oil fired generating plants and provides electricity to approximately 639,000 customers in a 4,500 square mile service area in Southern Nevada, including Las Vegas, Henderson and adjoining areas.

Sierra Pacific Power Company, a wholly owned subsidiary of Sierra Pacific Resources, is a public utility primarily engaged in the distribution, transmission, generation, purchase and sale of electric energy in northern Nevada. SPPC has a total generating capacity of 1,045 megawatts of coal and natural gas/oil fired generating plants and provides electricity to approximately 318,000 customers in a 50,000 square mile service area in western, central and northeastern Nevada, including the city of Reno, and the Lake Tahoe region of California. SPPC also provides natural gas to approximately 123,500 customers in the cities of Reno and Sparks and surrounding areas.

Tuscarora Gas Pipeline Company, a wholly owned subsidiary of Sierra Pacific Resources, is a 50% joint venture partner with TransCanada Pipelines Limited in the operation of a natural gas pipeline to serve an expanding gas market in Reno, northern Nevada, and northeastern California. The 229-mile pipeline extends from Malin, Oregon, to Reno, Nevada. The pipeline is regulated by the FERC.

Communications and Other: Sierra Pacific Communications (“SPC”) was formed to pursue selected telecommunications market opportunities. SPC has deployed fiber optic assets in the Reno and Las Vegas metropolitan areas. Sierra Touch America LLC, a partnership among SPC and Touch America is constructing a long-haul fiber optic network between Salt Lake City, Utah and Sacramento, California. In addition to SPC, Sierra Pacific Resources also operates several non-utility businesses.

Restrictions on Dividends Payable by Our Subsidiaries

Since we are a holding company, substantially all of our cash flow is provided by dividends paid to us by NPC and SPPC on their common stock, all of which we own. Therefore, our earnings and cash flow, and our ability to meet our obligations, are largely dependent on the earnings and cash flows of the Utilities and the distribution and other payment of such earnings to us. Since NPC and SPPC are public utilities, they are subject to regulation by state utility commissions, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay, and to federal statutory limitations on the payment of dividends. In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The specific restrictions on dividends contained in agreements to which NPC and SPPC are party, as well as specific regulatory and statutory limitations on dividends, are summarized below.

•	NPC’s first mortgage indenture limits the cumulative amount of dividends that NPC may pay on its capital stock to the cumulative net earnings of NPC since 1953, subject to certain adjustments for new capital raised by NPC since 1953. At the present time, this restriction precludes NPC from making further payments of dividends on NPC’s common stock and will continue to bar such payments unless the restriction is waived, amended, or removed by the consent of the first mortgage bondholders, the first mortgage bonds are redeemed or defeased, or until, over the passage of time, NPC generates sufficient earnings to overcome the shortfall created by the write-off of $465 million in connection with the March 2002 decision in NPC’s deferred energy rate case.

•	NPC’s 10 7 / 8 % General and Refunding Mortgage Notes, Series E, due 2009 limit the amount of dividends that NPC may pay to us. However, that limitation does not apply to payments by NPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of our premium income equity securities) provided that:

•	those payments do not exceed $60 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to NPC, and

•	the ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters immediately preceding the date of payment is at least 1.75 to 1.

The terms of the Series E Notes also permit dividend payments to us in an aggregate amount not to exceed $15 million from the date of the issuance of the Series E Notes. In addition, NPC may make dividend payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series E Notes,

•	NPC can meet a fixed charge coverage ratio test, and

•	the total amount of such dividends is less than:

•	the sum of 50% of NPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from the date of issuance of the Series E Notes, plus

•	100% of NPC’s aggregate net cash proceeds from the issuance or sale of certain equity or convertible debt securities of NPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of NPC’s investment in certain subsidiaries.

If NPC’s Series E Notes are upgraded to investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Group, Inc., these dividend restrictions will be suspended and will no longer be in effect so long as the Series E Notes remain investment grade.

•	On October 29, 2002, NPC established an accounts receivable purchase facility. The agreements relating to the receivables purchase facility contain various conditions, including a limitation on the payment of dividends by NPC to us that is identical to the limitation contained in NPC’s General and Refunding Mortgage Notes, Series E, described above.

•	The PUCN issued a Compliance Order, Docket No. 02-4037, on June 19, 2002, relating to NPC’s request for authority to issue long-term debt. The PUCN order requires that, until such time as the order’s authorization expires (December 31, 2003), NPC must either receive the prior approval of the PUCN or reach an equity ratio of 42% before paying any dividends to us. If NPC achieves a 42% equity ratio prior to December 31, 2003, the dividend restriction ceases to have effect.

•	The terms of NPC’s trust preferred securities provide that no dividends may be paid on NPC’s common stock if NPC has elected to defer payments on the junior subordinated debentures issued in conjunction with the preferred trust securities. At this time, NPC has not elected to defer payments on the junior subordinated debentures.

•	SPPC’s Term Loan Agreement limits the amount of dividends that SPPC may pay to us. However, that limitation does not apply to payments by SPPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of our premium income equity securities) provided that those payments do not exceed $90 million, $80 million and $60 million in the aggregate for the twelve month periods ending on October 30, 2003, 2004 and 2005, respectively. The Term Loan Agreement also permits SPPC to make dividend payments to us in an aggregate amount not to exceed $10 million during the term of the Term Loan Agreement. In addition, SPPC may make dividend payments to us in excess of the amounts described above so long as, at the time of the payment and after giving effect to the payment, there are no defaults or events of default under the Term Loan Agreement, and such amounts, when aggregated with the amount of dividends paid to us by SPPC since the date of execution of the Term Loan Agreement, does not exceed the sum of:

•	50% of SPPC’s Consolidated Net Income for the period commencing January 1, 2003 and ending with last day of fiscal quarter most recently completed prior to the date of the contemplated dividend payment plus

•	the aggregate amount of cash received by SPPC from us as equity contributions on its common stock during such period.

•	On October 29, 2002, SPPC established an accounts receivables purchase facility. The agreements relating to the receivables purchase facility contain various conditions, including a limitation on the payment of dividends by SPPC to us that is identical to the limitation contained in SPPC’s Term Loan Agreement, described above.

•	SPPC’s Articles of Incorporation contain restrictions on the payment of dividends on SPPC’s common stock in the event of a default in the payment of dividends on SPPC’s preferred stock. SPPC’s Articles also prohibit SPPC from declaring or paying any dividends on any shares of common stock (other than dividends payable in shares of common stock), or making any other distribution on any shares of common stock or any expenditures for the purchase, redemption or other retirement for a consideration of shares of common stock (other than in exchange for or from the proceeds of the sale of common stock) except from the net income of SPPC, and its predecessor, available for dividends on common stock accumulated subsequent to December 31, 1955, less preferred stock dividends, plus the sum of $500,000. At the present time, SPPC believes that these restrictions do not materially limit its ability to pay dividends or to purchase or redeem shares of its common stock.

•	The Utilities are subject to the provisions of the Federal Power Act that state that dividends cannot be paid out of funds that are properly included in capital account.